Exhibit 10.1

LodgeNet Interactive Corporation

3900 West Innovation Street

Sioux Falls, SD 57107

November 27, 2012

Rich Battista

3900 West Innovation Street

Sioux Falls, SD 57107

Re: Key Employee Bonus

Dear Mr. Battista:

In recognition of your continuing key role in LodgeNet Interactive Corporation (“Company” and including its affiliates, “Company Group”), you shall be entitled to a bonus upon the terms and conditions set forth in this letter (“Agreement”).

The Company agrees to make the following payments to you, subject to the terms and conditions in this Agreement:

(i)  If you agree to continue your employment with the Company Group and not resign without Good Reason (as defined below) before the earlier of close of the Transaction (as defined below) or July 31, 2013 (collectively, the “Vesting Date”), then you shall be entitled to the “Commitment Amount” set forth on the attached Schedule A, and

(ii)  If you remain an employee with the Company Group and do not resign without Good Reason before the Vesting Date, and if the performance objectives set forth on the attached Schedule B have been satisfied, then you shall be paid the “Incentive Bonus” in the amount set forth on the attached Schedule A.

These payments are in addition to your normal salary and benefits.

1.              Amount of Payments.  Subject to the terms and conditions in this Agreement, you shall be entitled to a Commitment Amount and an Incentive Bonus as follows:

a.              Commitment Amount.  By signing and delivering to the Company (as indicated below) a copy of this Agreement, you agree to continue your employment with the Company until the Vesting Date, and the Company agrees to make an advance payment to you of the Commitment Amount set forth in the attached Schedule A, reduced by the amount of required tax withholdings (as calculated as of the advance payment date).  If you resign your employment with the Company without “Good Reason” before the Vesting Date, you agree that, within five (5) calendar days, you will pay to the Company the full amount of the Commitment Amount you received (i.e., the net amount of the Commitment Amount after reduction by all amounts withheld therefrom).

b.              Incentive Bonus.  If you are continuously employed with the Company Group from the date of this agreement through and including the Vesting Date and if the performance objectives applicable to the Incentive Bonus have been achieved by such date, then you shall be entitled to receive the Incentive Bonus determined based on the Incentive Amount Target, set forth on Schedule A, as adjusted based on the performance metrics and plan scaling set forth on Schedule B.  You shall be entitled to the Incentive Amount Target (as designated in Schedule A) if you are terminated by the Company Group without “Cause” (as defined below) before the Vesting Date or the incentive arrangement set forth herein is terminated before the Vesting Date or if you terminate your employment for “Good Reason”.  The performance objectives set forth on Schedule B under the column entitled “Plan Set on Cumulative EBITDA Targets” shall be adjusted as follows:  (i) all extraordinary expenses arising from or relating to any restructuring of the Company or any proposed or actual Transaction shall be disregarded for purposes of calculating the achievement of the performance objectives and (ii) if the date of a Transaction precedes July 31, 2013, the performance objectives set forth on Schedule B shall be determined based on the cumulative EBITDA performance as of the end of the calendar quarter preceding the date of the Transaction.  For example, if a Transaction occurs on June 1, 2013, the cumulative EBITDA for the period ended March 31, 2013 will be used to determine the amount of the Incentive Bonus.

2.              Payment.

a.              The Commitment Amount will be made in advance to you as a lump sum cash payment (less all required tax withholdings, which shall be determined assuming such withholdings are required to be paid to governmental authorities on the date of the advance payment to you) within five (5) business days if you sign and deliver to the Company a copy of this Agreement by December 4, 2012.

b.              The Incentive Bonus will be paid in a lump sum cash payment (less all required tax withholdings) to you on the first payroll date at least ten (10) business days after the Vesting Date (or, if earlier, the date of your termination of employment by the Company Group without Cause or by you for “Good Reason”).

3.              The payments hereunder shall not be taken into account for purposes of any other compensation or benefit program of the Company, except your elective deferrals under any 401(k) plan.

4.              Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” means any act or omission by you which constitutes:  (i) fraud, embezzlement or material, willful misconduct with respect to the Company Group; (ii) any indictment for, conviction of or entry of a plea of nolo contendere to any felony; (iii) illegal possession or use of any drug or narcotic, or (iv) your willful failure or refusal to perform your duties or responsibilities relating to the Company Group after written notice of and your failure to reasonably correct within 30 days following such notice and thereafter (other than by reason of your disability) such failure or refusal.

Any determination of Cause shall be reasonably made by the Board of Directors of the Company and shall be binding on you and your successors and assigns.

“Good Reason” means:  (i) any reduction in your base salary, (ii) any change in your principal work location by more than 25 miles or any material increase in your business travel obligations, or (iii) any material, adverse change of your position, duties or responsibilities that is not consistent with your current position, duties and responsibilities (except any reasonable increase in your duties and responsibilities by reason of any restructuring under the Bankruptcy Code or otherwise which are substantially consistent with your seniority, expertise and experience shall not constitute Good Reason), in each case without your prior consent.  You shall notify the Company in writing of any event or circumstances you believe constitutes Good Reason (including a brief description of such event or circumstances so as to reasonably permit the Company to cure or otherwise correct such event or circumstances), and the Company shall have 30 days to attempt to cure or otherwise correct such event or circumstances.

“Transaction” means:  the earlier to occur of: (i) a sale of all or substantially all of the assets or a majority of the outstanding stock of the Company in one or more transactions under section 363 of the Bankruptcy Code or pursuant to a confirmed chapter 11 plan, (ii) the conversion of the Company’s chapter 11 case to a case under chapter 7 of the Bankruptcy Code, or (iii) a restructuring of the Company’s balance sheet pursuant to a confirmed chapter 11 plan.

5.              Forfeiture of Rights.  Since your continued performance of services is an important reason for the Incentive Bonus, upon the termination of your employment with the Company for any reason other than such termination by the Company without Cause before the Vesting Date, or termination by you for Good Reason, you shall forfeit all of your rights to payment of the Incentive Bonus. In accordance with the terms of the Commitment Amount, you will forfeit your right to retain the Commitment Amount if you voluntarily resign from your employment with the Company before the Vesting Date.  Accordingly, you will not forfeit your right to retain the Commitment Amount if you die, become disabled or are terminated by the Company without Cause before the Vesting Date.

6.              409A.  The payments hereunder are intended to be exempt from the application of section 409A of the federal tax code by reason of qualifying for the short term deferral payment exemption, and this Agreement shall be construed to the fullest extent to avoid the application of 409A.

You may not assign your rights under this Agreement except upon your death.  The Company may assign its obligations hereunder to any successor (including any acquirer of substantially all of the assets of the Company).

This Agreement sets forth the entire understanding of the Company and you regarding any retention or incentive bonus, and may be changed only by a written agreement signed by you and the Company.

This Agreement is governed by and to be construed in accordance with the laws of the State of South Dakota, without regard to conflicts of laws principles thereof.

This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

To accept this Agreement, please sign where indicated below, and return no later than December 4, 2012 to James Naro at James.Naro@lodgenet.com.

Sincerely

LODGENET INTERACTIVE CORPORATION

/s/ James Naro
By: James Naro
Title: Senior Vice President, Legal and Human Resources/General Counsel

ACCEPTED AND AGREED AS OF THE DATE FIRST SET FORTH ABOVE:

/s/ Richard L. Battista
By: Rich Battista

Schedule A

Commitment Amount:  $133,333

Incentive Amount Target:  $266,666

Schedule B

		Qtrly EBITDA		PLAN SET ON
	Payment Criteria for	Business Plan		CUMULATIVE
Payment Timing	second payment	Targets		EBITDA Targets (2)		Min / Max Payouts	Plan Scaling (3)
33% - Plan
66% - the earlier of 30 days after the closing or July 31st	EBITDA Targets in Business Plan, as adjusted (1)	Q4: Q1: Q2:	$17.7MM $13.3MM $12.8MM	Q4: Q1: Q2:	$17.4MM $30.3MM $42.6MM	Min = 0% at 84.9% of Incentive Amount Target Max = 150% at 125% of Incentive Amount Target	Incentive Bonus is adjusted 2% for every 1% over or under EBITDA Target. Hit 105% of EBITDA Target, Incentive Bonus is 110% of Incentive Amount Target.

(1) Quarterly EBITDA targets have been adjusted to reflect the continued operation of the Broadband business, which was previously assumed in the Business Plan to have been sold in Q4.  Reduction in Quarterly EBITDA ranges from -0.3MM to -0.5MM.

(2) If the date of a Transaction precedes July 31, 2013, the Cumulative EBITDA Target shall be determined based on the cumulative EBITDA performance as of the end of the calendar quarter immediately preceding the date of the Transaction. For example, if a Transaction occurs on June 1, 2013, the cumulative EBITDA performance for the period ended March 31, 2013, will be used to determine the amount of the Incentive Bonus.

(3) The Plan Scaling increases or decreases the amount of the Incentive Bonus for over-performance or under-performance against the Cumulative EBITDA Target.  The amount of the increase or decrease will be 2% for every percentage change in the cumulative EBITDA performance above or below the target amount.  For example, if the cumulative EBITDA performance is 105% of the Cumulative EBITDA Target, the Incentive Bonus would equal 110% of the Incentive Amount Target.  Similarly, if the cumulative EBITDA performance is 95% of the Cumulative EBITDA Target the amount of the Incentive Bonus would equal 90% of the Incentive Amount Target (a decrease of 10%).  There is no Incentive Bonus unless the cumulative EBITDA performance is at least 85% of the Cumulative EBITDA Target, and the maximum Incentive Bonus is 150% of the Incentive Amount Target in the event that the cumulative EBITDA performance equals or exceeds 125% of the Target.  Note also that the cumulative EBITDA performance will be adjusted to remove the effect of all extraordinary expenses arising from or relating to any restructuring of the Company or any proposed or actual Transaction.